UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 7, 2007
AMERICA FIRST TAX EXEMPT INVESTORS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24843 (Commission File Number)	47-0810385 (IRS Employer Identification No.)

1004 Farnam Street, Suite 400, Omaha, Nebraska (Address of principal executive offices)	68102 (Zip Code)
Registrant’s telephone number, including area code: (402) 444-1630
Not applicable
(Former name, former address and former fiscal year, if applicable)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement..
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement..
     On May 7, 2007, America First LP Holding Corp. (the “LP Buyer”), a Nebraska corporation and wholly-owned subsidiary of America First Tax Exempt Investors, L.P., a Delaware limited partnership (the “Registrant”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) under which the LP Buyer will acquire the limited partnership interests of each of the limited partners of six Ohio limited partnerships known as Crescent Village Townhomes Limited Partnership, Eagle Ridge Townhomes Limited Partnership, Meadowbrook Apartments Limited Partnership, Post Wood Townhomes Limited Partnership, Post Wood II Townhomes Limited Partnership and Willow Bend Townhomes Limited Partnership (the “Partnerships”). The current limited partners of the Partnerships are Boston Financial Institutional Tax Credits II, a Limited Partnership, Boston Financial Institutional Tax Credits III, a Limited Partnership, Boston Financial Institutional Tax Credits IV, a Limited Partnership, each a Massachusetts limited partnership, and SLP, Inc., a Massachusetts corporation (the “LPs”). Each of the Partnerships owns and operates a multifamily apartment complex, four of which are located in Ohio and two of which is located in Kentucky, and will continue to do so after the transaction contemplated by the Purchase Agreement.
     The Purchase Agreement also provides that the general partner interest in each of the Partnerships will be sold by Joint Development & Housing Corporation, an Ohio corporation (the “GP”) to Atlantic Development GP Holding Corp., a Nebraska corporation and wholly-owned subsidiary of Atlantic Development, LLC, a Maine limited liability company (the “GP Buyer”). As a result of the transaction contemplated by the Purchase Agreement the LP Buyer will become the sole limited partner of each of the Partnerships and GP Buyer which will become the sole general partner of each of the Partnerships.
     The aggregate purchase price to be paid by LP Buyer and GP Buyer for the partnership interests in the Partnerships is $24,900,000. The Registrant will contribute capital to LP Buyer in an amount necessary for it to acquire the limited partnership interests in the Partnership and expects to lend funds to the GP Buyer to allow it to acquire the general partner interests in the Partnership. The terms of such loan to GP Buyer, if any, have not been determined. The Registrant expects to finance a substantial portion of the purchase price through first mortgage loans secured by the apartment properties owned by the Partnerships. The terms of any such mortgage loans have not been determined.
     A deposit of $300,000 was paid by LP Buyer into escrow upon execution of the Purchase Agreement. Under the terms of the Purchase Agreement, GP Buyer and LP Buyer have a period of 60 days to conduct a due diligence investigation of the Partnerships and may terminate the Purchase Agreement during such period based on the results of the due diligence review, in which case the escrow deposit will be returned to LP Buyer.
     The closing of the transaction contemplated by the Purchase Agreement is conditioned on the acquisition by the GP and LPs of a surety bond covering liabilities and costs which they may incur in the event that federal low income housing tax credits claimed by them with respect to the apartments owned by the Partnerships are subject to recapture. The Purchase Agreement requires the GP Buyer, LP Buyer and the Registrant to enter into a reimbursement agreement with the insurance company providing the surety bond. However, if any recapture liability is due to actions taken with respect to the operation of the apartment properties prior to the closing of the transaction contemplated by the Purchase Agreement, the GP has agreed to indemnify the GP Buyer, the LP Buyer and the Registrant for payments made by them under such reimbursement agreement.
     There is no affiliation between either the Registrant or the LP Buyer and any of the other parties to the Purchase Agreement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 8, 2007
AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

By:	America First Capital Associates Limited Partnership Two, its general partner

By:	The Burlington Capital Group, LLC, its general partner

By:	/s/ Michael J. Draper

Michael J. Draper, Chief Financial Officer